Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contacts:
Greg Burns                Pat Macellaro
Media Relations                Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Announces May Catastrophe Loss Estimate

NORTHBROOK, Ill., June 18, 2015 – The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of May 2015 of $178 million, pre-tax ($116 million after-tax). Catastrophe losses occurring in May comprised 8 events at an estimated cost of $180 million, pre-tax, partially offset by decreased reserve reestimates of prior reported catastrophe losses. Four severe weather events accounted for over 77% of the estimated catastrophe losses for May events. Approximately 30% of the May catastrophe losses were related to auto claims due to large rain events accompanied by heavy flooding. Historically auto claims comprise approximately 15% of catastrophe losses in the second quarter.

Allstate previously announced $273 million, pre-tax ($177 million after-tax), in estimated catastrophe losses for the month of April 2015, bringing estimated catastrophe losses for the second quarter months of April and May 2015 to $451 million, pre-tax ($293 million after-tax).

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting approximately 16 million households from life’s uncertainties through auto, home, life and other insurance offered through its Allstate, Esurance, Encompass and Answer Financial brand names. Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.” The Allstate brand’s network of small businesses offers auto, home, life and retirement products and services to customers in the United States and Canada.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty.  These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings.  We believe these statements are based on reasonable estimates, assumptions and plans.  However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements.  Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

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